Exhibit 99.1

Text of Press Release

Company Contacts:

AVI BioPharma, Inc.
Michael Hubbard (hubbard@avibio.com)
(503) 227-0554

Investor Contacts:

Lippert/Heilshorn & Associates Inc.
Bruce Voss (bvoss@lhai.com)
Jody Cain (jcain@lhai.com)
(310) 691-7100

Press Contacts:

Waggener Edstrom Bioscience
Wendy Carhart (wendyc@wagged.com)
(503) 443-7000

For Release 6 a.m. PST
Jan. 9, 2004

AVI BioPharma Reports Inhibition of SARS Coronavirus
With NeuGene Antisense Drugs

Data Presented at the Keystone Symposium on Bioterrorism and Emerging Infectious Diseases
By Collaborators at The Scripps Research Institute

PORTLAND, Ore. — Jan. 9, 2004 — AVI BioPharma, Inc. (Nasdaq: AVII) today presented confirmatory positive results on the inhibition of the SARS coronavirus using its NeuGene® antisense drugs. Michael Buchmeier, Ph.D., of The Scripps Research Institute (TSRI) in La Jolla, Calif., presented the positive findings at the Keystone Symposium on Bioterrorism and Emerging Infectious Diseases in the workshop on SARS.

The cell culture studies evaluated multiple strategies targeting AVI’s proprietary NeuGene antisense technology for inhibition of the SARS coronavirus. Several of the design strategies produced positive results of at least a tenfold reduction in viral expression. The most effective NeuGene design strategy interfered with an RNA processing site unique to the SARS class of coronaviruses and resulted in a greater than hundredfold reduction in viral expression. This antisense agent was found to be more than 10 times more potent than any other SARS inhibitor previously reported.

“We believe the studies have identified an effective agent for the potential treatment of SARS,” said Patrick L. Iversen, Ph.D., senior vice president of research and development at AVI. “AVI’s SARS and West Nile virus programs demonstrate that NeuGene antisense technology can respond more quickly than any other drug development technology to produce efficacious agents. Moreover, since these viruses are closely related due to their single-stranded RNA genomes, these studies represent a significant advancement in our understanding of optimal strategies for designing NeuGene drugs against all RNA viruses.”

These innovative laboratory studies, conducted at TSRI, demonstrated that NeuGene antisense drugs were effective via three distinct measurements of SARS infection. NeuGenes prevented the SARS viral infection from killing cells, reduced viral spread among cells, and reduced viral replication as measured by viral titer. These significant inhibitory effects were observed at NeuGene concentrations that were shown to be completely nontoxic. The results confirm previous efforts achieved internally at AVI.

“We now have the ability to produce clinical supplies of our SARS drug to meet the potential re-emergence of SARS if this disease becomes a significant medical or economic concern again this year or in the future,” said Denis R. Burger, Ph.D., chief executive officer at AVI. “Although SARS raised serious medical issues last year, experts remain divided on its significance compared with other viral infectious diseases with seemingly far greater worldwide impact. For this reason, AVI is currently focusing its clinical antiviral program going forward on the acknowledged most prominent viral diseases including hepatitis C infection and dengue fever.”

About The Scripps Research Institute

TSRI is one of the world’s largest, private, nonprofit biomedical research organizations. It stands at the forefront of basic biomedical science that seeks to comprehend the most fundamental processes of life. TSRI is internationally recognized for its research into immunology, molecular and cellular biology, chemistry, neurosciences, autoimmune diseases, cardiovascular diseases, and synthetic vaccine development. It is dedicated to the creation of basic knowledge in the biosciences for medical application and the betterment of human health, to the pursuit of fundamental scientific advances through interdisciplinary programs and collaborations, and to the education and training of researchers from around the world preparing to meet the scientific challenges of the future.

About AVI BioPharma

AVI BioPharma develops therapeutic products for the treatment of life-threatening diseases using two technology platforms: third-generation NeuGene antisense drugs and cancer immunotherapy. AVI’s lead NeuGene antisense compound is designed to target cell proliferation disorders, including cardiovascular restenosis, cancer and polycystic kidney disease. In addition to targeting specific genes in the body, AVI’s antiviral program uses NeuGene antisense compounds to target single-stranded RNA viruses, including West Nile virus, SARS coronavirus, calicivirus and hepatitis C. AVI’s second technology, AVICINE®, is a therapeutic cancer vaccine with late-stage trials planned for the treatment of pancreatic cancer. More information about AVI is available on the company’s Web site at http://www.avibio.com/.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, the results of research and development efforts, the results of preclinical and clinical testing, the effect of regulation by the FDA and other agencies, the impact of competitive products, product development, commercialization and technological difficulties, and other risks detailed in the company’s Securities and Exchange Commission filings.